EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS

INDEPENDENCE HOLDING COMPANY:

We consent to incorporation by reference in the registration statement (No. 33-23302) on Form S-8 of Independence Holding Company and subsidiaries of our report dated March 4, 2003 (except for Note 21, which is as of March 27, 2003) relating to the consolidated balance sheets of Independence Holding Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedules, which report appears in the 2002 Annual Report on Form 10-K of Independence Holding Company.

/s/ KPMG LLP

New York, New York

March 27, 2003